FACTORING AND SECURITY AGREEMENT
$75,000.00 FACTORING FACILITY

This Factoring and Security Agreement, dated as of April 25, 2005 is between World-Am, Inc, a Nevada corporation, (the "Client") and J.J. Ellis, LLC, a Florida Limited Liability Company (the "Factor").

In consideration of the respective promises, representations, warranties, covenants and agreements contained herein, Client and Factor agree as follows:

1. PURCHASE AND SALE OF ACCOUNTS RECEIVABLE

(a)
Client hereby sells, assigns, transfers, conveys and delivers to Factor, and Factor purchases and accepts from Client upon the terms and conditions set forth herein, all of Client's right, title and interest in and to (i) accounts receivable which are accepted for purchase by Factor as described in Section 1(b) accounts receivable which are created by Client, which Factor accepts and purchases them, are defined herein as "Accounts"; the term "Accepted Accounts" is defined herein as Accounts which are accepted for purchase by Factor) and (ii) all guarantees and security for Accepted Accounts, and all merchandise or Client services represented by Accepted Accounts, including all of Client's rights to returned goods and rights of stoppage in transit, replacement and reclamation as an unpaid vendor (with respect to each Accepted Account, such guarantees, security and rights are called "Rights").

(b)
Client shall submit Accounts to Factor, to be put on a schedule of accounts ("Schedule") in the form of Exhibit A. Factor is only obligated to purchase Accounts when it accepts the Accounts by signing the Schedule; any Accounts which are crossed out by Factor are not accepted for purchase. Factor may refuse to purchase any Account for any reason whatsoever, in Factor's sole discretion. It is hereby agreed and understood that Factor may verify, with the Account Debtor (each of the terms "Account Debtor" and "Debtor" is defined herein as a customer of Client), the amount, validity, due date and absence of adjustments and offsets, of some or all of the Accounts prior to Factor' acceptance of such Accounts.

(c)
At the time the Schedule is presented, Client shall also deliver to Factor the original and/or a copy of an invoice for each Account, together with evidence of shipment and the Account Debtor’s purchase order.

(d)	Each and every payment on each and every Accepted Account by an Account Debtor, or any other person or entity, is the sole property of Factor.

(e)	Prior to Factor's acceptance and purchase of any Account from a particular Account Debtor, Client shall deliver to Factor an agreement in the form of Exhibit B hereto ("Customer Agreement").

(f)
Invoices should plainly state on their face that the amounts payable thereunder have been assigned to and are payable to J.J. Ellis, LLC. C/O Island Capital Management, 100 First Avenue South, Suite 212 St., Petersburg, FL, 33701 and billing on such invoice shall constitute an assignment to J.J. Ellis, LLC. of the accounts thereby represented whether or not a specific written assignment was executed.

(g)
Upon signing this Agreement, Client shall pay to Factor a one-time Factoring and documentation origination fee $2,500 payable in equivalent free trading stock and Warrants to purchase shares $25,000.00 of Clients common stock for a period of three years. The number of Warrants to be received by Factor shall be determined by dividing $25,000 by the lesser of a 20% discount on the bid price on the day of execution or the lowest reported bid price of the Clients common stock during a 365 day period following the date of this agreement (the “Pricing Period”). If the Factor wishes to exercise the warrants prior to the termination of the Pricing Period, then the number of warrants received will be calculated based on the lesser of the lowest reported bid price of the Clients Common Stock since the date of the agreement or a 20% discount on the bid price on the day of execution. The warrants will have a cashless exercise provision.

2. PURCHASE PRICE.

The Purchase Price (Advance) for each Accepted Account shall be equal to (i) the face amount of such Accepted Account less (ii) the Commission, and less (iii) the Factor's Fee (Discount), and less (iv) the amount of any trade or cash discounts, credits or allowances, set-offs or any other reductions or adjustments to such Accepted Account. The Commission for each Accepted Account shall equal 2% of the face amount of the Accepted Account, and shall compensate Factor for Factor's purchase and handling of the Accepted Account. The Factor's Fee (Discount) compensates Factor or factor’s agent for Factor's administration, monitoring, collection and reporting activities with respect to each Accepted Account and shall be determined by the number of days from the date of Factor's Initial Payment (as defined below) on the Accepted Account to Client to the date of Account Debtor's full payment of the Accepted Account to Factor as follows:

The Discount of 5% shall be retained by The Factor from the collection of all invoice payments set forth in each schedule. However, Client shall be entitled to a rebate, regarding each transaction, for prompt payment of the invoices by said account debtors, as set forth in the REBATE TABLE below, provided Client has not breached or violated this agreement or any other agreement between Factor and Client. The Collection Periods set forth in the REBATE TABLE correspond to the number of days from the date of each Initial Payment, regarding each transaction, through and including the transaction closing date, defined as the date upon which Factor shall receive the closing check (plus three (3) business days to allow for check clearance), defined as the check in payment of the account listed on the schedule which shall result in the aggregate moneys collected by Factor, regarding each transaction, being equal to or greater than the closing amount, defined as the sum of the Initial payment plus the Discount less the Rebate, if applicable.

REBATE TABLE

0 to 30 days	30 to 60 days	60 to 90 days
3%	2%	1%

Upon purchase of an Accepted Account from Client, Factor shall make an initial payment of the Purchase Price to Client ("Initial Payment") in the amount of 80% of the face amount of such Accepted Account. The difference between the face amount of an Accepted Account and the Initial Payment shall go into the Reserve Account (as defined in Section 4 below). "Full payment" of an Accepted Account by an Account Debtor shall occur when Factor receives a check for the full amount of the Accepted Account from the Account Debtor and such check clears and becomes available for Factor's use.

Client agrees to sell and assign to Factor a minimum of $20,000 of accounts receivable for each month that this Agreement is in effect beginning with April 2005 and if such minimum isn't met, Factor will charge Client an amount equal to 1.25% times $20,000 less the actual amount of receivables sold for each such month, either by charging the Reserve Account or invoicing Client. Client and Factor agree that Client's right to terminate the Agreement pursuant to Section 11 is subject to the minimums in this paragraph. Interest on any unpaid Accepted Account will accrue at 18% per annum calculated daily from the 121st day until full payment has been effected.

3. RECOURSE PROVISIONS.

(a)
All Accepted Accounts shall be purchased by Factor with recourse against Client. The term "Recourse Event" shall include, without limitation, the following: (i) a breach of any representation or warranty or covenant of this Agreement by Client; (ii) the existence of any dispute of any kind, regardless of validity, now or hereafter arising, between Client and an Account Debtor, or between an Account Debtor and Factor, that is asserted by an Account Debtor as a basis for refusing to pay all or part of any Accepted Account ("Dispute"); (iii) the assertion by any Account Debtor, or by a bankruptcy trustee or any other party which is acting for an Account Debtor, of a claim of loss, counterclaim, refund, credit, return of goods, return of payment or offset of any kind against Client or Factor ("Claim"); and (iv) non-payment by the Account Debtor of the full amount of any Accepted Account 121 days after the purchase of such Accepted Account by Factor, or, if Factor believes, in Factor's sole judgment, at any time prior to such 121st day, that the Account Debtor may be unable or unwilling to pay any Accepted Account; Client and Factor hereby agree that any Accepted Account covered by clause (iv) is a "defective good". Upon the occurrence of any event described in clauses (i), (ii), (iii) or (iv) of the preceding sentence, Client will immediately pay to Factor, on the Accepted Account which is subject to the Recourse Event, the amount of the Initial Payment on the Accepted Account plus the Commission and Factor's Fee on the Accepted Account calculated at the time of Client's payment. If Factor does not receive an immediate payment from Client, Factor may, in addition to any other remedies available to Factor under this Agreement, immediately charge back to Client any Accepted Account which is subject to a Recourse Event by taking funds out of the Reserve Account, or immediately exercise the remedies described in Section 10. With Factor's agreement, Client may assign other accounts receivable which are acceptable to Factor, in substitution for an Accepted Account which is subject to a Recourse Event.

(b)
Factor may charge the Reserve Account with the amount of any Account Debtor Repayment (as defined below). An "Account Debtor Repayment" shall refer to a payment made by Factor to an Account Debtor of Client to reimburse the Account Debtor for a payment theretofore made by the Account Debtor to the Factor other than on account of an Accepted Account.

(c)	Client shall notify Factor of any Recourse Event immediately.

(d)	Factor may settle any Dispute or Claim directly with Account Debtor; such settlement does not relieve Client of final responsibility for payment of any such Accepted Account.

4. RESERVE ACCOUNT.

(a)	Factor shall create and maintain at all times a reserve account ("Reserve Account") for all Accepted Accounts. The reserve account will be funded by Client according to the schedule below:

Factored Balance	Funds held in Reserve
$0 - $20,000	$2,000
$20,000 - $50,000	$4,000
$50,000 - $75,000	$6,000

Factor may, in addition to any other remedies available to Factor under this Agreement, charge back to Client by taking funds out of the Reserve Account, any amount for which Client may be obligated to Factor at any time; such amounts include (i) any amounts which Client is obligated to pay Factor pursuant to the recourse provisions of Section 3, (ii) any damages suffered by Factor as a result of Client's breach of any provision of Section 5 hereof, (iii) any amount charged back to Client pursuant to Section 10 hereof, (iv) any other offsets or adjustments to any Accepted Account, and (v) reasonable attorneys fees and disbursements related to any of the foregoing. If Factor receives payment on an Accepted Account from Account Debtor subsequent to the Accepted Account being charged against the Reserve Account pursuant to the preceding sentence, Factor will credit the Reserve Account by the amount of such payment.

(b)
The Reserve Account shall be calculated and maintained on a regular basis, and any funds which are credited by Factor to Client's Reserve Account as a result of collected invoices for Client, less all funds charged back to Client pursuant to this Section 4 ("Excess Reserve") shall be paid to Client weekly; provided, however, that Factor shall not be obligated to pay the Excess Reserve to Client if a Recourse Event or an Event of Default has occurred and is continuing. If Client shall cease selling Accounts to Factor, Factor shall not pay the Reserve Account to Client until all Accepted Accounts have been collected in full or charged against the Reserve Account, and all Commissions and Factor's Fees and other sums due Factor hereunder have been paid; if the Reserve Account has a negative balance after such collections, charges and fees, then Client shall make the applicable payment to Factor.

(c)
Factor may, at Factor's sole option and discretion, return payments for Client's account to the applicable account debtor, and deduct such items from the Reserve Account; Client shall then seek such payments from the applicable account debtor.

5. CLIENT'S REPRESENTATIONS AND WARRANTIES.

Client represents and warrants to Factor that:

(a)
Client is the sole owner and holder of each and every Account and all related Rights, and, upon Factor's purchase of any Account, Factor shall become the sole owner and holder of such Account and its related Rights; and each Account is free and clear of all liens, encumbrances, charges, security interests, rights to purchase, or other claims of any kind or nature, and none of such Accounts have been previously sold or assigned to any person or entity;

(b)
There are no financing statements now on file in any public office governing any property of Client of any kind, real or personal, in which Client is named in or has signed as the debtor, except the financing statement or statements filed or to be filed with respect to this Agreement, or those statements now on file that have been disclosed in writing by Client to Factor. Client will not execute any financing statement in favor of any other person or entity, except Factor, during the term of this Agreement;

(c)
The full amount of each Account is due and owing to Client, and each Account is an accurate statement of a bona fide sale and delivery by Client and acceptance by an Account Debtor of merchandise or services. Each Account is due and payable within 90 days or less, and is not contingent upon the fulfillment by Client of any further performance of any nature;

(d)	The application ("Application") made by Client in connection with this Agreement, and the statements made in such Application are true and correct as of the time that this Agreement is executed;

(e)
There are no actions, suits, proceedings, attachment proceedings, orders, or arbitration proceedings, pending or threatened, at law or in equity, against Client or any affiliate of Client or affecting the Accounts, before any federal, state, municipal or other governmental court, department, commission, board, agency or instrumentality. Client will immediately notify Factor if any matter described in the preceding sentence arises; and

(f)
Client is a corporation duly organized, validly existing and in good standing under the laws of Nevada. This Agreement and transactions contemplated hereby have been duly authorized by all necessary action by Client.

6. AFFIRMATIVE COVENANTS BY CLIENT.

Client covenants and agrees that, from the date hereof and until termination of this Agreement and payment in full of all Accepted Accounts to Factor, Client will:

(a)	Pay all taxes or fees in relation to the Accounts and all goods sold or services rendered which give rise to Accounts;

(b)
Hold in trust for Factor, and immediately notify and turn over to Factor, any payment on an Accepted Account whenever any such payment comes into Client's possession, whether such payment is by cash, check (payable to Client, Factor or both), money order, credit card, debit card or other form of payment. Client shall also, where such payment is issued to the order of Client, immediately endorse the payment to the order of Factor. If Client comes into possession of a check or other payment which consists of payments owing to both Client and Factor (i.e. the payment covers both Accepted Accounts and Accounts which were not purchased by Factor or other amounts owing to Client from Account Debtor), Client shall immediately endorse the check or other payment to Factor and turn it over to Factor who will then credit Client's portion to Client's Reserve Account. Client acknowledges that an Event of Default pursuant to Section 10 shall have occurred, and that Client will become subject to criminal prosecution and civil actions, if Client does not immediately turn over to Factor each and every payment on an Accepted Account which comes into Client's possession. IN ADDITION, IF CLIENT DEPOSITS OR OTHERWISE NEGOTIATES A CHECK OR OTHER PAYMENT, OR ACCEPTS A CREDIT CARD OR DEBIT CARD PAYMENT, WHICH, BY THE TERMS OF THIS SECTION 6 (B), SHOULD HAVE BEEN TURNED OVER TO FACTOR, CLIENT SHALL PAY FACTOR A MISDIRECTED PAYMENT FEE EQUAL TO 20% OF THE AMOUNT OF THE CHECK, CREDIT OR DEBIT CARD PAYMENT, OR OTHER PAYMENT;

(c)	Not factor, sell, transfer, pledge or give a security interest in any of its Accounts, other accounts receivable or other Collateral to any person or entity other than Factor;

(d)
Notify Factor immediately if Account Debtor returns to Client any goods giving rise to an Accepted Account, and deliver such goods to Factor. Client shall not intermingle such goods with Client's other property, as the goods are the property of Factor;

(e)
Client shall not change its mailing address, principal place of business, chief executive office or its legal structure (i.e. from a proprietorship to a corporation, etc.), or merge with or acquire any other entity, or be acquired, without Factor's prior written consent;

(f)
Immediately notify Factor of (i) any development which would materially and adversely affect the business, properties or financial condition of Client or any Account Debtor, the Accounts or the ability of Client to perform its obligations under this Agreement, and/or (ii) any actual or potential insolvency of Client or any Account Debtor;

(g)	Give Factor not less than ten days prior written notice of any bankruptcy filing by Client; and

(h)	Client will provide to Factor monthly accounts receivable and accounts payable agings and customer contact information, and proof of payment of payroll and other taxes, for the term of this Agreement.

7. SECURITY INTEREST AND COLLATERAL

In order to secure the payment and performance of all obligations of Client to Factor, whether presently existing or hereafter arising, Client hereby grants to Factor a security interest in and lien upon all of Client's right, title and interest in the Client's assets as follows, which include, without limitation, (i) the Reserve Account and all payments (if any) due or to become due to Client from the Reserve Account, and all other sums due from factors, and (ii) the proceeds of any insurance policies covering any of the foregoing (collectively, the "Collateral"). Client agrees to comply with all appropriate laws in order to perfect Factor's security interest in and to the Collateral and to execute and deliver to Factor and/or file UCC-1 Financing Statements and any other financing statement(s) or documents that Factor may require.

8. COLLECTION OF ACCOUNTS.

Factor shall have the sole and exclusive power and authority to collect ach Account, through legal action or otherwise, and may, in its sole discretion, settle, compromise or assign (in whole or in part) any Account, or otherwise exercise any other right now existing or hereafter arising with respect to any Account. Without Factor's prior written consent, Client shall not
(a) attempt to collect any Account, (b) attempt to collect other non-factored accounts receivable when Factor has unpaid Accepted Accounts from the same Account Debtor, or (c) violate any of the terms of Exhibit B hereof with respect to any applicable Account Debtor. Any violation of this Section 8 is an Event of Default hereunder.

9. POWER OF ATTORNEY.
Client grants to Factor an irrevocable power of attorney authorizing and permitting Factor, at its option, without notice to Client, to do any or all of the following:

(a)	Endorse the name of Client on any checks or other forms of payment whatsoever that may come into the possession of Factor regarding Accepted Accounts, any other accounts or Collateral;

(b)	Pay, settle, compromise, prosecute or defend any Claim, Dispute, action, or other proceeding relating to Accepted Accounts or Collateral;

(c)	To extend the time of payment of any or all Accepted Accounts and to make any discounts, offsets, allowances or other adjustments with reference thereto;

(d)
Execute and file on behalf of Client any financing statement deemed necessary or appropriate by Factor to protect Factor's interest in and to the Accepted Accounts or Collateral, or under any provision of this Agreement; and

(e)	To do all things necessary and proper in order to carry out this Agreement.

The power of attorney and authority granted to Factor herein is irrevocable until this Agreement is terminated and all Accepted Accounts have been paid in full and Client has satisfied in full all other obligations owed to Factor.

10. DEFAULTS AND REMEDIES

(a)	An event of default ("Event of Default") shall be deemed to have occurred under this Agreement upon the happening of one or more of the following:

(A)	Client shall fail to pay as and when due any amount of money owed to Factor;

(B)
There shall be commenced by or against Client any voluntary or involuntary case under the federal Bankruptcy Code, or any assignment for the benefit of creditors, or any appointment of a receiver or custodian or trustee for any of Client's assets;

(C)	Client shall become insolvent, or Client admits in writing its inability to pay its debts as they mature;

(D)
A material and adverse change shall have occurred in Client's financial condition, business or operations, or Factor, in Factor's sole discretion deems its position insecure or determines that the Collateral has lost value;

(E)
Client shall have a federal, state or local tax lien filed against any of its properties, or shall fail to pay any federal, state or local tax when due, or shall fail to file any federal, state or local tax form as and when due, or shall have a notice of seizure against it sent out by any federal or state taxing authority;

(F)	Any check or other payment described in Section 6(b) comes into Client's possession and Client does not immediately endorse and turn over such check or payment to Factor;

(G)	A Recourse Event shall occur;

(H)	Client shall stop selling and assigning new Accounts to Factor, or Factor shall stop purchasing new Accounts from Client;

(I)	Client violates any provision of Section 8 hereof; or

(J)	Any event described in Section 12(h) and/or Section 12(i) occurs.

(b)
If an Event of Default occurs, Factor may immediately exercise any and all of its rights and remedies with respect to Accounts and Collateral under this Agreement, the Uniform Commercial Code, and applicable law, which rights and remedies include, without limitation: (A) the right to declare any amount owed by Client to Factor immediately due and payable; (B) enforcement of the security interest given hereunder pursuant to the Uniform Commercial Code or any other law; (C) entering the premises of Client and taking possession of the Collateral and of the records pertaining to the Accounts and the Collateral; (D) granting extensions, compromising claims and settling Accounts for less than face value, without prior notice to Client; (E) collecting and depositing all of Client's accounts receivable, and the proceeds thereof, whether such accounts were purchased by Factor or not, (F) retaining any surplus realized from asset sales and holding Client liable for any deficiency as provided in the Uniform Commercial Code; and (G) without limiting Factor's rights pursuant to Sections 3 and 4, to charge back to Client any and all amounts or obligations owed by Client to Factor by taking funds out of the Reserve Account. Client shall also pay Factor immediately upon demand for all damages, costs and losses caused to Factor which are in any way related to an Event of Default and/or Recourse Event, including, without limitation, all attorney's fees, court costs, disbursements, other collection expenses and all other expenses and costs incurred or paid by Factor to obtain performance or to enforce any covenant or agreement of Client hereunder. In order to satisfy any amount owed by Client to Factor pursuant to this Agreement, Factor is hereby authorized by Client to initiate electronic debit or credit entries through the ACH system to each and every deposit account maintained by Client wherever such accounts are located.

11. TERM

(a)
This Agreement shall become effective on the date hereof and shall continue in full force and effect for a period of one (1) year from the date hereof and will be automatically renewed for like periods thereafter, unless terminated by Client as of any anniversary date, by Client giving not less than thirty (30) days prior written notice to Factor or unless terminated by Factor at any time. Notwithstanding the foregoing, Client may terminate this Agreement early at any time by giving Factor not less than thirty (30) days prior written notice, and Factor may terminate this Agreement early at any time without notice should any Event of Default or Recourse Event occur, provided that in either event, Client will be obligated to pay Factor in full for all amounts owing to Factor pursuant to this Agreement and for an additional early termination fee equal to the amounts calculated pursuant to the second paragraph of Section 2 for each and every remaining month of the term. After termination of this Agreement and/or termination of Factor's lien on the Collateral, Client shall remain fully responsible to Factor for any and all representations, warranties and covenants contained herein, and for any asserted claims and/or payment demands described in Section 12(h) and/or Section 12(i) no matter when such demands arise.

(b)
This Agreement and all covenants, agreements, representations and warranties made herein, shall survive the purchase by Factor of the Accounts hereunder, and shall continue in full force and effect after termination of this Agreement. Once this Agreement has been terminated and (i) Factor has received payment in full for all Accepted Accounts and all other amounts owing to Factor pursuant to this Agreement, (ii) Client has met all obligations to Factor hereunder as of such time, and (iii) Client executes and delivers a written release to Factor, in a form provided by and acceptable to Factor, releasing Factor from all liabilities hereunder, then Factor shall promptly terminate Factor's lien on the Collateral.

12. MISCELLANEOUS

(a)
Client shall pay Factor $20.00 for each wire transfer made by Factor to Client, $20.00 for each FedEx, $2.00 for each cashier's check, $5.22 for each certified piece of mail, standard postage rates for the mailing of invoices, $28.00 for each Dun & Bradstreet report, all amounts billed to Factor by Factor's lawyers in matters related to the Client, and all costs related to Factor's ongoing UCC and tax lien searches on Client; provided, however that if Factor's cost for the preceding items increases, Client shall also pay an additional amount equal to such increase.

(b)
This Agreement and the Exhibits and attachments hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersede all prior and contemporaneous agreements, commitments, negotiations and understandings of the parties. No supplement, modification or amendment of this Agreement or any part thereof shall be binding unless executed in writing by both parties. This Agreement may not be assigned by Client without the prior written consent of Factor. This Agreement may be assigned by Factor without notice to or the consent of Client.

(c)
All rights, remedies and powers granted to Factor in this Agreement, or in any other instrument or document given by Client to Factor, are cumulative and may be exercised singularly or concurrently with such other rights as Factor may have. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(d)
Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)
Client shall hold Factor harmless against any Customer ill will arising from (i) Factor's verification or collection of, or attempts to collect, any Account, and/or (ii) any other actions of Factor pursuant to this Agreement. Factor may cease attempts to collect any Accepted Account at any time.

(f)
All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed sufficiently given only if served personally on the party to whom notice is to be given, or sent by facsimile (followed by a phone call which confirms receipt) or mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Client:
World-Am, Inc
1400 West 122nd Avenue, Ste 104
Westminster, Colorado, 80234
Attn: Jim Alexander
Phone: (303) 452-0022
Fax: (303) 452-6626

To Factor:
J.J. Ellis, LLC
C/O Island Stock Transfer
100 First Avenue South, Suite 212, St. Petersburg, Florida 33701
Attn: Carl Dilley
Phone: (727) 287-1512
Fax: (727) 287-1612

or to such other address as the party may have specified in a notice duly given to the other party as provided herein. Such notice or communication will be deemed to have been given as of the date so delivered or faxed (and confirmed) or three days after the date so mailed.

(g)
This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws otherwise applicable to such determinations. Client and Factor agree that any suit, action or proceeding arising out of the subject matter hereof, or the interpretation, performance or breach of this Agreement, shall, if Factor so elects, be instituted in any court sitting in Florida (the "Acceptable Forums"). Client and Factor agree that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of Florida or otherwise in those courts in any such suit, action or proceeding. Should such proceeding be initiated in any other forum, Client waives any right to oppose any motion or application made by Factor as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

(h)
If an Account Debtor of Client files for or is forced into bankruptcy, receivership or any other similar protection or status, and there is the possibility of a preference or other similar action or claim against Factor by a trustee in bankruptcy, debtor in possession, receiver, custodian or other party related to payments received by Factor, then a Recourse Event under this Agreement shall have occurred and, in addition to other rights and remedies hereunder, then Factor may, at Factor's option, hold or pay over to the trustee in bankruptcy, debtor in possession, receiver, custodian or other party, Client's Reserve Account in an amount equal to the total amount of payments received by Factor for which there is a possibility of such a preference or other similar action or claim; and if Factor elects to hold such amount in the Reserve Account, Factor may continue to hold such amount until all applicable statutes of limitation for such preference or other similar actions or claims have expired. Furthermore, if a trustee in Bankruptcy, debtor in possession, receiver, custodian or other party demands that any payment received by Factor be returned and/or given to such party or to a bankruptcy estate, then a Recourse Event under this Agreement shall have occurred and Client shall owe Factor any and all amounts demanded by such trustee in bankruptcy, debtor in possession, receiver, custodian or other party, and Client shall pay such amounts to Factor immediately upon Factor's demand. Client also agrees to indemnify Factor and hold Factor harmless from and against any such preference or other similar action or claim, regardless of whether such action or claim is brought during the term of this Agreement or after termination of this Agreement. This Section (h) shall survive the termination of this Agreement and shall remain in effect for seven years after termination of this Agreement. (i) If Factor receives a payment from an Account Debtor and such Account Debtor demands that the payment be returned, for any reason whatsoever, then a Recourse Event under this Agreement shall have occurred and Client shall owe Factor any and all amounts demanded by such Account Debtor, and Client shall pay such amounts to Factor immediately upon Factor's demand. In addition, Client agrees to indemnify and hold harmless Factor against any claims asserted by any person or entity related in any way to the factoring relationship or any payment made to Factor, whether or not such claims are asserted before or after termination of this Agreement. This Section (i) shall survive the termination of this Agreement and shall remain in effect for seven years after termination of this Agreement (j) Each of Client and Factor hereby (1) waive any right it may have to a jury trial, or any right to claim or recover in any litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages, plus interest and fees, and (2) acknowledge that it has been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers contained in this subsection.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

FACTOR:

J.J. ELLIS, LLC.

By: /s/ G. Raymond Pironti, Jr.
G. Raymond Pironti, Jr.
Title: Partner

CLIENT:

WORLD AM, INC.

By: /s/ James Alexander
James Alexander
Title: President and CEO